EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Numbers 333-148163 and 333-132607 on Form S-8 of NaturalNano, Inc. of our report dated April 8, 2008 relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2007, which appears in this Annual Report on Form 10-K of NaturalNano, Inc. for the year ended December 31, 2008.  Our report dated April 8, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York

April 15, 2009